                  AMENDMENT TO STOCK PURCHASE WARRANT NO. WA-16

                  This Amendment to Stock Purchase Warrant No. WA-16 (this "Amendment") is made this 25th day of March, 1998 by and between U.S. HomeCare Corporation (the "Company") and The Chase Manhattan Bank, N.A. ("Chase").


                                   WITNESSETH:

                  WHEREAS, the Company issued to Chase Stock Purchase Warrant No. WA-16 (the "Warrant") dated October 6, 1995, as amended on March 25, 1997; and

                  WHEREAS, the Company and Chase amended the definitions of "Common Stock Deemed Outstanding" and "Exercise Price" and Section 15.5 regarding the Registered Holder on March 25, 1997, all of which amendments are incorporated herein in their entirety; and

                  WHEREAS, the Company and Chase desire to further amend the Warrant as provided herein.

                  NOW THEREFORE, the Company and Chase each intending to be legally bound hereby, covenant and agree as follows:

                  Section 1. Previous Amendments to the Warrant.

                  The Warrant was amended, effective March 25, 1997, as follows:

                           a. The definition of "Common Stock Deemed
Outstanding" in Section 1 was deleted in its entirety and the following definition was inserted in lieu thereof:

                           "Common Stock Deemed Outstanding" means, at any given time, (a) the number of shares of Common Stock actually outstanding at such time; (b) the number of shares of Common Stock issuable (i) upon the conversion of outstanding shares of preferred stock and (ii) with respect to all other options, warrants, rights, or other securities convertible into shares of Common Stock (provided that such options, warrants or rights are at an exercise price less than or equal to the Market Price in effect on the relevant date; provided, further that such options, warrants and rights shall only be considered "Common Stock Deemed Outstanding" only to the extent that they have vested and are exercisable on the relevant date), and (c) securities convertible into or exchangeable for any of the foregoing.

                           b. The definition of "Exercise Price" in Section 1
was amended by deleting the phrase "Section 3" and inserting the phrase "Sections 3 and 5" in lieu thereof.

                           c. Section 15.5 was deleted in its entirety and the
following was inserted in lieu thereof:

                           15.5 Registered Holder. Notwithstanding any other provision of this Warrant, if The Chase Manhattan Bank ("Chase") or any Affiliate thereof is the Registered Holder, Chase and its affiliates may exercise this Warrant, in whole or in part, solely to the extent such exercise would not result in Chase and its Affiliates holding, directly or indirectly, in excess of 4.99% of the outstanding Common Stock of the Company at the time of such exercise (such determination to be made by Chase).

                  Section 2. Amendments to the Warrant.

                  The Warrant is hereby amended as follows:

                  Section 2.1 is deleted in its entirety and the following shall be inserted in lieu thereof, to be read as though Section 2.1 contained the language set forth below on the original date of the Warrant (it being understood that the number of shares of the Warrant Stock set forth below does not take into account any additional Warrant Stock in favor of the Registered Holder that has become available between the date of the Warrant and the date of this amendment as a result of the adjustment provisions of the Warrant or otherwise):

                  2.1      Exercise Period.  The Registered Holder may

                           (i) exercise this Warrant, in whole or in part (but
                  not as to a fractional share of Warrant Stock), with respect to 212,500 shares of the Warrant Stock (subject to adjustment as herein provided) at any time prior to 5:00 p.m. (New York time) on March 25, 2002, and

                           (ii) after April 1, 1996, exercise this Warrant, in
                  whole or in part (but not as to a fractional share of Warrant Stock) with respect to the remaining 212,500 shares of the Warrant Stock (subject to adjustments as herein provided) (the "Additional Warrant Shares"), at any time on or after April 1, 1996 but prior to 5:00 p.m. (New York time) on March 25, 2002; provided, however, that this Warrant shall not be exercisable for the Additional Warrant Shares if all obligations and liabilities of the Company and its Affiliates arising under or related to the Credit Agreement have been repaid in full prior to April 1, 1996; and provided, further, that if such amounts have been repaid in full but any or all of such amounts are required to be returned by the Registered Holder as a preference payment or for a similar reason, then the Additional Warrant Shares shall again be subject to this Warrant, exercisable pursuant to this Section 2.1(ii), unless the right to purchase shares of Warrant Stock under this Warrant is earlier terminated pursuant to Section 14 (the "Exercise Period").

                  Section 3.           Further Action and Assurances.

                  The Company and Chase hereby agree to execute and deliver such additional documents and shall cause such further and additional action to be taken as may be required or, in the reasonable judgment of the Company and Chase, necessary or desirable to effect or evidence the provisions or intent of this Amendment and the transactions contemplated hereby.

                  Section 4.           Reference to and Effect on the Warrant.

                  Except as specifically amended above, the Warrant shall remain in full force and effect and is hereby ratified and confirmed.

                  Section 5.           Execution in Counterparts.

                  This Amendment may be executed in any number of counterparts and by the different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed to be an original and all of which taken together shall constitute but one and the same instrument.

                  Section 6.           Governing Law.

                  This Amendment shall be governed by and construed in accordance with the laws of the State of New York, without regard to the principles of conflicts of laws or choice of law.

                  Section 7.           Headings.

                  Section headings in this Amendment are included herein for convenience of reference only and shall not constitute a part of this Amendment for any other purpose.

                  IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the date first above written.

                                        U.S. HOMECARE CORPORATION


                                        By:

                                        Clifford G. Johnson
                                        Vice President, Finance and
                                        Administration & Chief Financial Officer


                                        THE CHASE MANHATTAN BANK

                                        By:

                                        Name:

                                        Title: